Exhibit 10.2

EXECUTION VERSION

PARENT GUARANTEE
From
MEREDITH CORPORATION
Dated as of April 25, 2011

Contents
Clause                                                    Page

SECTION 1.    Guarantee    1
SECTION 2.    Guarantor's Obligations Unconditional    3
SECTION 3.    Waiver of Subrogation    5
SECTION 4.    Reasonableness and Effect of Waivers    6
SECTION 5.    Certain Covenants and Representations and Warranties    6
SECTION 6.    Transfers    8
SECTION 7.    No Waiver by Beneficiaries    8
SECTION 8.    Successors and Assigns    8
SECTION 9.    Severability    8
SECTION 10.    Entire Agreement    8
SECTION 11.    Notices    9
SECTION 12.    Governing Law    9
SECTION 13.    Submission to Jurisdiction    9
SECTION 14.    Jury Trial    9
SECTION 15.    Payments    10

PARENT GUARANTEE
THIS PARENT GUARANTEE (this “Guarantee”), dated as of April 25, 2011, is made by MEREDITH CORPORATION, an Iowa corporation (in such capacity, the “Guarantor”), in favor of the Beneficiaries (as hereinafter defined).
Witnesseth:
WHEREAS, Meredith Funding Corporation, as Seller (the “Seller”), Meredith Corporation, as initial Servicer, certain Financial Institutions (together with any of their respective successors and assigns hereunder, the “Financial Institutions”), Falcon Asset Securitization Company LLC (the “Conduit”) and JPMorgan Chase Bank, N.A., as agent for the Purchasers or any successor agent (together with its successors and assigns, the “Agent”), have entered into that certain First Amended and Restated Receivables Purchase Agreement dated as of even date herewith, as modified, amended or restated from time to time as and to the extent permitted therein (the “Receivables Purchase Agreement”). Capitalized terms used but not otherwise defined in this Guarantee have the respective meanings specified in the Receivables Purchase Agreement; and
WHEREAS, the Guarantor has reviewed and approved the Receivables Purchase Agreement and other Transaction Documents and is fully informed of (a) the extent of the Seller's obligations thereunder and (b) the remedies the Beneficiaries may pursue thereunder, with or without notice to the Guarantor; and
WHEREAS, it is a condition precedent to the effectiveness of the Receivables Purchase Agreement that the Guarantor executes and delivers this Guarantee; and
WHEREAS, the Seller is a wholly-owned Subsidiary of Guarantor, and its is in the best interests of Guarantor that the Receivables Purchase Agreement be consummated and that the contemplated transactions occur on the Amendment Closing Date and each Business Day thereafter; and
WHEREAS, this Guarantee, and the execution, delivery and performance hereof, have been duly authorized by all necessary corporate action of the Guarantor.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Guarantor, the Guarantor hereby agrees as follows:

SECTION 1.	Guarantee.

The Guarantor hereby irrevocably and unconditionally guarantees to the Agent, for the benefit of the Agent, Purchasers and Indemnified Parties (individually, a “Beneficiary” and collectively, the “Beneficiaries”), (a) the full and punctual payment when due, whether by acceleration or otherwise, and at all times thereafter and (b) the full and punctual performance of, in each case, all of the Liabilities (as hereinafter defined), including any amounts accrued on any such Liabilities, whether accruing before or after any bankruptcy or insolvency case or proceeding involving the Seller or any other Person and if any such accrued amounts on any portion of such Liabilities ceases to accrue by operation of law by reason of the commencement of such case or proceeding, including such amounts as would have accrued on any such portion of such obligations if such case or proceeding had not commenced, and further agrees to pay all documented out of pocket expenses (including attorneys' fees and expenses) paid or incurred by any Beneficiary in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this Guarantee. The term “Liabilities”, as used herein, shall mean all of the following (without duplication), in each case howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, or now or hereafter existing, or due or to become due: all payment and performance obligations of the Seller under the Receivables Purchase Agreement or any other Transaction Document and all additional amounts and other sums at any time due and owing, and required to be paid by the Seller under the terms of the Receivables Purchase Agreement or any other Transaction Document, including but not limited to the full and final repayment of the Aggregate Unpaids on the Facility Termination Date, and all other obligations to be performed by the Seller under the Receivables Purchase Agreement or any other Transaction Document (whether or not the Seller shall be relieved or released from, limited with respect to, or determined not to be liable for, any or all liabilities or obligations (or any portion thereof) under any thereof, or whether any such liabilities or obligations shall be diminished or curtailed, whether by operation or application of any applicable law (including, without limitation, any applicable financial assistance law or regulation) or otherwise, except on account of the full and indefeasible payment and performance of all the Liabilities).
In any action or proceeding involving any state corporate law, or any state, Federal or other bankruptcy, insolvency, reorganization or any other law affecting the rights of creditors generally, if the obligations of the Guarantor under this Guarantee would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Guarantee, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
This Guarantee shall in all respects constitute an absolute and unconditional guaranty of payment and performance (and not of collection), and shall remain in full force and effect until the full and indefeasible payment and performance of all of the Liabilities and all of the Guarantor's obligations hereunder (notwithstanding, without limitation, the dissolution of the Guarantor). The liability of the Guarantor hereunder may be enforced without the Beneficiaries being required to resort to any other right, remedy or security.
The obligations of the Guarantor are independent of any obligations of the Seller or any other Person under any of the Transaction Documents. Each and every default under any of the Transaction Documents shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such default occurs (taking into account any applicable grace period).
The Agent, on behalf of itself and the Beneficiaries, and the Beneficiaries may, from time to time at each of their discretion and without notice to the Guarantor or any other Person, take any or all of the following actions: (a) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantor, with respect to any of the Liabilities; (b) extend or renew for one or more periods (regardless of whether longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of the Guarantor hereunder or any obligation of any nature of any other obligor (including, without limitation, the Seller) with respect to any of the Liabilities; (c) release or fail to perfect its lien upon or security interest in, or impair, surrender, release, waive or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or extend or renew for one or more periods (regardless of whether longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property; and (d) resort to the Guarantor for payment of any of the Liabilities, regardless of whether the Seller, the Agent or any other Person shall have resorted to any other Person or to any property securing any of the Liabilities or shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities. All of the actions referred to in this paragraph are hereby expressly waived by the Guarantor.

SECTION 2.	Guarantor's Obligations Unconditional.

The Guarantor's obligations hereunder are independent of the obligations of the Seller or any other Person, and each Beneficiary may enforce any of its rights hereunder independently of any other right or remedy that it may at any time hold with respect to the Liabilities or any security or other guaranty therefor. Such obligations shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and indefeasible payment and performance of all of the Liabilities), whether based upon any claim that the Seller, the Guarantor, any Beneficiary or any other Person may have against any Beneficiary or any other Person or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (other than full and indefeasible payment and performance of all of the Liabilities) (whether or not the Guarantor, the Seller or any other Person shall have any knowledge or notice thereof) including, without limitation:
(A)subject to the terms of the Transaction Documents, any amendment, modification, addition, deletion, supplement or renewal to or of or other change in the Liabilities or any Transaction Document or any of the agreements referred to in any thereof, or any other instrument or agreement applicable to any Transaction Document or any of the parties to such agreements, or to the Purchaser Interest, the Receivables or any portion thereof, or any assignment, mortgage, encumbrance or transfer thereof or of any interest therein, or any furnishing or acceptance of additional security for, guaranty of or right of offset with respect to, any of the Liabilities; or the failure of any security or the failure of any Beneficiary or any other Person to perfect or insure any interest in any collateral;
(B)any failure, impossibility, illegality, omission, limitation or delay on the part of the Seller, any Beneficiary or any other Person to conform or comply with any term of any instrument or agreement referred to in clause (A) above;
(C)any waiver, consent, extension, indulgence, compromise, release or other action or inaction under or in respect of any Transaction Document, any instrument, agreement, guaranty, right of offset or security referred to in clause (A) above or any obligation or liability of the Seller, any Beneficiary or any other Person, or any exercise or non-exercise by any Beneficiary or any other Person of any right, remedy, power or privilege under or in respect of any such instrument, agreement, guaranty, right of offset or security or any such obligation or liability;
(D)any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, administration or similar proceeding with respect to the Seller, any Beneficiary or any other Person or any of their respective properties or creditors, or any action taken by any trustee, receiver or court in any such proceeding;
(E)any limitation on the liability or obligations of any Person (including, without limitation, the Seller) under any Transaction Document, the Liabilities, any collateral security for the Liabilities, or any other guaranty of the Liabilities or any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any of the foregoing or any other agreement, instrument, guaranty or security referred to in clause (A) above or any term of any thereof;
(F)any defect in the title of, compliance with the definition of “Eligible Receivable” with respect to, lien on, or failure of an Obligor to make payment on, any Receivable, whether or not resulting from accident and whether or not without fault on the part of the Seller or any other Person;
(G)any merger or consolidation of the Seller or the Guarantor into or with any other Person or any sale, lease or transfer of any of the assets of the Seller or the Guarantor to any other Person;
(H)any change in the ownership of any shares of capital stock of the Seller or the Guarantor or any corporate change in the Seller or the Guarantor;
(I)any change in, limitation to or cessation of the commercial dealings, contractual relationship, economic interests or other support agreements, rights or benefits between the Guarantor and the Seller;
(J)any loan to or other transaction between any of the Beneficiaries or any other Person and the Guarantor or the Seller;
(K)any recovery of judgment against the Seller, or by any levy of any writ or process of execution under any such judgment (except to the extent such recovery indefeasibly reduces the Liabilities);
(L)absence of any notice to, or knowledge of, the Guarantor of the existence or occurrence of any of the foregoing clauses (A) through (K); or
(M)any other occurrence or circumstance whatsoever (other than full and indefeasible payment and performance of all of the Liabilities), whether similar or dissimilar to the foregoing, and any other circumstance that might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against the Guarantor.

The obligations of the Guarantor set forth herein constitute the full recourse obligations of the Guarantor enforceable against it to the full extent of all its assets and properties, notwithstanding any provision in the Receivables Purchase Agreement, any other Transaction Document or any other document or agreement to the contrary.
The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Liabilities and notice of or proof of reliance by any Beneficiary or other Person upon this Guarantee or acceptance of this Guarantee, and the Liabilities, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee. The Guarantor unconditionally waives: (a) acceptance of this Guarantee and proof of reliance by any Beneficiary or any other Person hereon; (b) notice of any of the matters referred to in clauses (A) through (M) above, or any right to consent or assent to any thereof; (c) all notices that may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights against the Guarantor, including, without limitation, any demand, presentment, protest, proof or notice of nonpayment under any Transaction Document, and notice of default or any failure on the part of the Seller to perform and comply with any covenant, agreement, term or condition of any Transaction Document; (d) any right to the enforcement, assertion or exercise against the Seller of any right, power, privilege or remedy conferred in any Transaction Document or otherwise; (e) any requirement of diligence on the part of any Person; (f) any requirement of any Beneficiary or any other Person to take any action whatsoever, to exhaust any remedies, proceed first against the Seller, or to mitigate the damages resulting from a default by any Person under any Transaction Document; (g) any notice of any sale, transfer or other disposition by any Person of any right under, title to or interest in any Transaction Document; and (h) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or that might otherwise limit, prohibit, curtail, diminish or prevent recourse against the Guarantor.
The Guarantor agrees that this Guarantee shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of itself or the Seller is rescinded or must be otherwise restored by any Beneficiary, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 3.	Waiver of Subrogation.

Until full and indefeasible payment and performance of all of the Liabilities, Guarantor will not exercise any rights with respect to any claim or other rights which it may now or hereafter acquire against the Seller arising from the existence, payment, performance or enforcement of Guarantor's obligations under this Guarantee or any other Transaction Document, including any right of subrogation, reimbursement, contribution, exoneration, or indemnification, any right to participate in any claim or remedy of any Beneficiary against the Seller or any property or assets of the Seller, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from the Seller, directly or indirectly, in cash or other property or by dividend or setoff or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to Guarantor in violation of the preceding sentence and the Liabilities shall not have been indefeasibly paid in cash, such amount shall be deemed to have been paid to Guarantor for the benefit of, and held in trust for, the Beneficiaries, and shall forthwith be paid to the Agent to be credited and applied pursuant to the terms of the Transaction Documents. Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Receivables Purchase Agreement and that the waiver set forth in this paragraph is knowingly made in contemplation of such benefits.
The Guarantor hereby absolutely, unconditionally and irrevocably waives and agrees not to assert or take advantage of any defense based upon an election of remedies by the Agent or any other Beneficiary or any other Person, including an election to proceed by nonjudicial rather than judicial foreclosure, which destroys or impairs any right of subrogation of the Guarantor or the right of the Guarantor to proceed against any Person for reimbursement, or both.
If all the Liabilities shall be indefeasibly paid in full or performed, the Seller or the Agent will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without warranty or representation, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Liabilities resulting from such payment by the Guarantor.

SECTION 4.	Reasonableness and Effect of Waivers.

The Guarantor warrants and agrees that each of the waivers set forth in this Guarantee is made with full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

SECTION 5.	Certain Covenants and Representations and Warranties.

Section 5.1.    Covenants.

5.1.1    Information

The Guarantor shall provide any information required to be provided by the Seller Parties pursuant to the Receivables Purchase Agreement.
5.1.2.    Conduct of Business and Maintenance of Existence.

The Guarantor will continue to engage in business of the same general type as now conducted by the Guarantor and its Subsidiaries, and will preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of business, except where the failure to so preserve, renew and keep could not be reasonably expected to have a Material Adverse Effect.
Section 5.2    Representations and Warranties.

The Guarantor represents and warrants that:

5.2.1.    Corporate and Governmental Authorization; No Contravention.

The execution, delivery and performance by the Guarantor of this Guarantee is within the Guarantor's corporate powers, has been duly authorized by all necessary corporate action, requires no action by or in respect of, or filing with, any governmental body, agency or official and does not contravene, or constitute a default under, any provision of applicable law or regulation or of the Certificate of Incorporation or Bylaws of the Guarantor or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor or result in the creation or imposition of any lien on any asset of the Guarantor or on any material assets of its Subsidiaries, except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.
5.2.2.    Binding Effect.

This Guarantee constitutes a valid and binding agreement of the Guarantor, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).
5.2.3.    Not an Investment Company.

The Guarantor is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.3.    Certain Definitions.

For purposes of this Section 5 only, the following terms shall have the following meanings:
“Subsidiary” means any corporation, partnership, limited liability company, association or other entity of which at least a majority of the Voting Stock is at the time owned directly or indirectly by the Guarantor or by the Guarantor and its other Subsidiaries.
“Voting Stock” means outstanding shares of stock or other interest having by its terms voting power for the election of directors, managers or trustees of the applicable corporation, partnership, limited liability company, association or other entity, whether at all times or only so long as no senior class of stock or other interest has such voting power because of default in dividends or some other default.

SECTION 6.	Transfers.

The Agent and the Beneficiaries may, from time to time, whether before or after any discontinuance of this Guarantee, each in their sole discretion and without notice to or consent of the Guarantor, assign or transfer any or all of the Liabilities or any interest therein, subject to Article XII of the Receivables Purchase Agreement; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this Guarantee, and each and every immediate and successive permitted assignee or permitted transferee of any of the Liabilities or of any interest therein shall, to the extent of such assignee's or transferee's interest in the Liabilities, be entitled to the benefits of this Guarantee.

SECTION 7.	No Waiver by Beneficiaries.

No delay in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Guarantee be binding upon any Beneficiary except as expressly set forth in a writing duly signed and delivered in accordance with the Receivables Purchase Agreement. No action permitted hereunder shall in any way affect or impair any Beneficiary's rights or the Guarantor's obligations under this Guarantee. The Guarantor hereby acknowledges that there are no conditions to the effectiveness of this Guarantee.

SECTION 8.	Successors and Assigns.

The Guarantor shall not assign its rights and obligations under this Guarantee without the consent of all of the Agent and Purchasers. This Guarantee shall be binding upon the Guarantor and upon the Guarantor's successors and assigns; and all references herein to the Guarantor shall be deemed to include any successor or successors to such Person.

SECTION 9.	Severability.

Wherever possible, each provision of this Guarantee shall be interpreted in such manner as to be effective and valid under applicable laws and regulations, but if any provision of this Guarantee shall be prohibited by or invalid thereunder, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guarantee.

SECTION 10.	Entire Agreement.

This Guarantee contains the entire agreement made by the Guarantor in favor of the Beneficiaries relating to the guarantee of Liabilities. The provisions hereof may be modified, altered or amended only by a written agreement that is signed by the Guarantor and the Agent and that expressly refers to this Guarantee.

SECTION 11.	Notices.

All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by this Guarantee shall be in writing and shall be deemed to have been duly given when addressed to the appropriate Person and delivered in the manner specified in Section 14.2 of the Receivables Purchase Agreement. The initial address for notices to the Guarantor is Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023, Attention: General Counsel.

SECTION 12.	Governing Law.

THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

SECTION 13.	Submission to Jurisdiction.

EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS GUARANTEE AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER

HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY BENEFICIARY TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY PARTY AGAINST THE AGENT OR ANY BENEFICIARY OR ANY AFFILIATE OF THE AGENT OR ANY BENEFICIARY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTEE OR ANY DOCUMENT EXECUTED BY SUCH PARTY PURSUANT TO THIS GUARANTEE SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

SECTION 14.	Jury Trial.

EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTEE, ANY DOCUMENT EXECUTED BY ANY PARTY PURSUANT TO THIS GUARANTEE OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

SECTION 15.	Payments.

All payments to be made by the Guarantor hereunder shall be made to the Agent in U.S. dollars in immediately available and freely transferable funds at the place of payment, all such payments to be paid without setoff, counterclaim or reduction and without deduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholding or liabilities with respect thereto or any restrictions or conditions of any nature. If the undersigned is required by law to make any deduction or withholding on account of any tax or other withholding or deduction from any sum payable by the undersigned hereunder, the undersigned shall pay any such tax or other withholding or deduction and the sum due from it in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Beneficiaries receive a net sum equal to the sum which they would have received had no deduction or withholding been made; provided that notwithstanding the foregoing or any other provision to the contrary herein, Guarantor shall have no liability hereunder for taxes described in Section 10.1(c) of the Receivables Purchase Agreement.

[Signature appears on the following page.]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first above written.
MEREDITH CORPORATION

By: /s/ Steven M. Cappaert
Name:     Steven M. Cappaert
Title: Corporate Controller